Exhibit 99.1

  National CineMedia, Inc. Reports Results for Second Quarter Fiscal 2007 and Announces First Quarterly Cash Dividend of $0.15 per Share


    CENTENNIAL, Colo.--(BUSINESS WIRE)--Aug. 9, 2007--National
CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 44.8% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the second fiscal quarter ended June 28, 2007.

    Total revenue for the second quarter 2007 increased 46.6% to $83.7 million from $57.1 million for the comparable quarter last year. Total advertising revenue for the second quarter 2007 increased 52.8% to $76.7 million from $50.2 million for the comparable quarter last year. The year-over-year quarterly increase in advertising revenue was driven by payments associated with founding member beverage agreements, the conversion of founding member legacy contracts to NCM LLC contracts, an increase in sales of branded content and a 6.9% increase in the average number of theatre screens included in the NCM LLC network. National advertising revenue including beverage agreement revenue increased 54.1% over the second quarter of 2006. National advertising inventory utilization was 82.5% compared to 83.9% for the comparable quarter last year, and average national advertising CPMs decreased 5.5% from the comparable quarter last year. These decreases in national advertising utilization and CPM were primarily driven by the delay of certain content partner and other advertising contracts to the third and fourth quarters of 2007. Local and regional advertising revenue increased 47.6% over the second quarter of 2006. This growth was driven by a number of factors including a strong film slate, increased number of average screens and improved sales staffing. Meetings and events revenue increased 42.9% over the second quarter of 2006 primarily due to the strong performance of the Fathom events business.

    Net income for the second quarter 2007 was $6.3 million, or $0.15 per diluted share, compared to a net loss of $1.2 million in the comparable quarter last year. The improvement was due primarily to higher revenue, the decrease in payments to NCM LLC's founding member theatre circuits after the IPO and lower advertising operating and network costs, partially offset by higher meeting and events operating costs and selling and marketing costs associated with the increased revenue, higher interest expense due to the debt financing incurred in conjunction with the IPO, and increased administrative costs associated with being a public company.

    The Company also announced today that its Board of Directors has authorized the Company's first cash dividend of $0.15 per share of common stock, payable on September 6, 2007, to stockholders of record on August 23, 2007. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

    Chairman and CEO Kurt Hall said, "Our Company had a very busy quarter as we posted strong revenue growth and margin expansion, completed the integration of Cinemark's Century theatres into our sales process, completed a key network affiliate deal and made our first investment to expand our network reach beyond cinema. We continued to grow our revenue by expanding our advertising and CineMeetings client base and through diversification of the content distributed across our Fathom events network. We also continued to expand our EBITDA margins through cost control and expense synergies associated with our network expansion."

    "With our business growing as expected, we are pleased to announce the declaration of our first quarterly dividend of $0.15 per share," Mr. Hall continued. "This dividend reflects our growth and future outlook. While we anticipate declaring future quarterly dividends, they will be subject to our future operating results, business expectations and Board approval."

    Mr. Hall concluded, "We are encouraged by the outlook for our business for the remainder of the year and beyond. Third and fourth quarter advertising scatter market demand has been strong, and we have made great progress expanding our digital network. The recent addition of Kerasotes, combined with the Goodrich and Loews additions to our advertising network later this year and next year, are key to our effort to compete for an even larger share of national advertising budgets."

    Six Months Ended June 28, 2007

    The Company completed its initial public offering (IPO) of stock and NCM LLC completed its debt financing on February 13, 2007 and thus these historical results for the six-moths ended June 28, 2007 are divided into two periods, pre-IPO from December 29, 2006 thru February 12, 2007 for its predecessor NCM LLC, and post-IPO from February 13, 2007 thru June 28, 2007 for its consolidated results after acquisition of its interest in NCM LLC. The pre-IPO results do not reflect the agreements and transactions associated with the IPO and debt financing.

    For the six months ended June 28, 2007, total revenue was $116.2 million for the post-IPO period and $23.6 million for the pre-IPO period, compared to $84.5 million in the entire six months ended June 29, 2006.

    For the six months ended June 28, 2007 net income for the post-IPO period was $7.4 million and the net loss for the pre-IPO period was $4.2 million, compared to a net loss of $10.6 million in the entire six month period ended June 29, 2006.

    Pro Forma Financial Information

    In connection with the completion of the Company's initial public offering of stock, the Company acquired its 44.8% interest in NCM LLC and the Company and NCM LLC entered into several new agreements (the "IPO Transaction"). The Company and NCM LLC's founding members (AMC, Cinemark and Regal) entered into the amended LLC operating agreement and NCM LLC entered into the restated exhibitor services agreements, the Loews integration agreement with AMC and an $805.0 million senior secured credit facility with a group of lenders. In order to facilitate additional comparative analysis between periods, set forth below is pro forma financial information for the second quarter of fiscal 2006 and first six months of fiscal 2006 and fiscal 2007 that reflect the IPO Transaction as if it had become effective on December 30, 2005. All pro forma amounts exclude payments from AMC associated with the Loews integration agreement as those amounts are recorded directly to the equity accounts. The actual amount related to the Loews integration agreement for the quarter ended June 28, 2007 was $2.8 and the pro forma amount for the six month period ended June 28, 2007 was $4.1 million.

    Total revenue for the second quarter 2007 grew 14.7% to $83.7 million from total pro forma revenue of $73.0 million for the comparable quarter last year. Advertising revenue increased 12.6% to $76.7 million from pro forma advertising revenue of $68.1 million for the comparable quarter last year due to the greater number of national advertising impressions, sales of branded content segments and increased local and regional advertising sales. Meetings and events revenue increased 42.9% to $7.0 million from total pro forma meetings and events revenue of $4.9 million, due to the success of several events across various categories. Adjusted EBITDA grew 19.7% to $46.7 million from pro forma adjusted EBITDA of $39.0 in the second quarter of 2006. Pro forma adjusted EBITDA as a percentage of total pro forma revenue increased from 53.4% in the second quarter of 2006 to 55.8% in the current quarter.

    Net income for the second quarter of 2007 grew to $6.3 million compared to pro forma net income for the second quarter of 2006 of $4.6, an increase of 37.0%. Pro forma earnings per diluted share increased 36.4% to $0.15 per share for the second quarter of 2007 compared to $0.11 per share for the second quarter of 2006.

    Total pro forma revenue for the six months ended June 28, 2007 grew 27.9% to $145.9 million from $114.1 million for the comparable period last year. Pro forma advertising revenue increased 24.6% to $132.6 million from $106.4 million for the comparable period last year. Meetings and events pro forma revenue increased 73.7% to $13.2 million. Pro forma adjusted EBITDA grew 40.6% to $72.4 million from $51.4 million in the first six months of 2006. Pro forma adjusted EBITDA as a percentage of total pro forma revenue increased from 45.1% in the first six months of 2006 to 49.7% for the first six months of 2007.

    Pro forma net income for the first half of 2007 grew to $7.2 million compared to pro forma net income for the second quarter of 2006 of $1.7, an increase of 323.5%. Pro forma earnings per basic and diluted share increased 325.0% to $0.17 per share for the first six months of 2007 compared to $0.04 per share for the first six months of 2006.

    Conference Call

    The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (888) 469-6384 or for international participants please dial (480) 629-9562 and enter passcode 3761131. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

    EBITDA and Adjusted EBITDA

    EBITDA, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures used by management to measure operating performance. EBITDA represents net income (loss) before net interest expense, income tax benefit (provision), and depreciation and amortization expense. Adjusted EBITDA excludes from EBITDA severance plan costs, share based payment costs and deferred stock compensation. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenue. EBITDA, adjusted EBITDA and adjusted EBITDA margin are important supplemental measures of operating performance because they eliminate items that have less bearing on our operating performance and so highlight trends in our core business that may not otherwise be apparent when relying solely on generally accepted accounting principles, or GAAP, financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

    Pro Forma Non-GAAP Information

    The unaudited pro forma financial information for the first half of 2007 ended June 28, 2007 and the comparable period of 2006 is included for informational purposes only and does not purport to reflect the Company's and NCM LLC's results of operations that would have occurred had they operated as a separate, independent company during the periods presented. The historical results of NCM LLC have been affected by related party transactions as discussed more fully in the Company's public filings with the Securities and Exchange Commission. The pro forma financial information should not be relied upon as being indicative of the Company's and NCM LLC's results of operations had the transactions contemplated in connection with the IPO Transaction been completed on the dates assumed. The pro forma financial information also does not project the results of operations for any future periods. The pro forma information is included because the Company believes it provides the most meaningful basis for comparison between periods.

    About National CineMedia, Inc.

    NCM LLC operates the largest digital in-theatre network in North America through long-term agreements with its founding members, AMC Entertainment Inc., Cinemark USA Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC), the three largest theatre operators in the U.S., and through multi-year agreements with several other theatre operators. NCM LLC produces and distributes its FirstLook pre feature program; cinema and lobby advertising products; comprehensive meeting and event services and other entertainment programming content. NCM LLC's national network includes over 14,000 screens of which over 12,300 are part of the Company's Digital Content Network
(DCN). NCM LLC's DCN covers 156 Designated Market Areas(R) (49 of the top 50). During 2006, approximately 550 million patrons attended movies shown in theatres owned by the NCM LLC founding members (excluding Loews). National CineMedia, Inc. (NASDAQ: NCMI) owns a 44.8% interest in and is the managing member of NCM LLC.

    Forward Looking Statements

    This press release contains various forward-looking statements that reflect management's current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; and 9) changes in interest rates, and 10) changes in accounting principles. Please refer to the Company's Securities and Exchange Commission filings for further information about these and other risks.


NATIONAL CINEMEDIA, INC.
Statement of Operations
unaudited
($ in millions, except per share data)

                                            Quarter        Quarter
                                             Ended          Ended
                                         June 28, 2007  June 29, 2006
                                         -----------------------------
Revenue:
    Advertising                             $     76.7     $     50.2
    Administrative fees - founding
     members                                         -            2.0
    Meetings and events                            7.0            4.9
                                         -----------------------------

        TOTAL REVENUE                             83.7           57.1
                                         -----------------------------

Expenses:
    Advertising operating costs                    2.2            2.4
    Meetings and events operating costs            3.9            2.1
    Network costs                                  3.7            3.9
    Circuit share costs/theatre access
     fees - founding members                      12.0           34.4
    Selling and marketing costs                   10.3            9.7
    Administrative costs                           5.3            3.8
    Severance plan costs                           0.5            0.8
    Depreciation and amortization                  1.3            1.1
    Other                                          0.5              -
                                         -----------------------------

        TOTAL EXPENSES                            39.7           58.2
                                         -----------------------------

Operating Income/(Loss)                           44.0          ( 1.1)
Interest expense, net                             16.4            0.1
                                         -----------------------------
Income/(Loss) before income taxes and
 minority interest                                27.6           (1.2)
Provision for income taxes                        11.3              -
Minority interest, net                            10.0              -
                                         -----------------------------

NET INCOME/(LOSS)                           $      6.3     $     (1.2)
                                         =============================

Earnings per share:
Basic                                       $     0.15
Diluted                                     $     0.15


NATIONAL CINEMEDIA, INC.
Statement of Operations
unaudited
($ in millions, except per share data)

                                    Period       Period
                                 February 13, December 29,
                                     2007         2006     Six Months
                                   through      through       Ended
                                  June 28,    February 12,  June 29,
                                     2007         2007         2006
                                 -------------------------------------
Revenue:

    Advertising                      $  105.8    $  20.6     $  73.3
    Administrative fees -
     founding members                       -        0.1         3.5
    Meetings and events                  10.3        2.9         7.6
    Other                                 0.1          -         0.1
                                 -------------------------------------

         TOTAL REVENUE                  116.2       23.6        84.5
                                 -------------------------------------

Expenses:
    Advertising operating costs           3.2        1.1         3.8
    Meetings and events
     operating costs                      5.7        1.4         3.1
    Network costs                         5.6        1.7         7.0
    Circuit share costs/theatre
     access fees - founding
     members                             17.5       14.4        50.6
    Selling and marketing costs          15.4        5.2        18.3
    Administrative costs                  7.9        2.8         7.3
    Severance plan costs                  1.0        0.4         2.6
    Depreciation and
     amortization                         1.8        0.7         2.3
    Other                                 0.8          -           -
                                 -------------------------------------

         TOTAL EXPENSES                  58.9       27.7        95.0
                                 -------------------------------------

Operating Income/(Loss)                  57.3       (4.1)      (10.5)
Interest expense, net                    24.5        0.1         0.1
                                 -------------------------------------
Income/(Loss) before income
 taxes and minority interest             32.8       (4.2)      (10.6)
Provision for income taxes               13.2          -           -
Minority interest, net                   12.2          -           -
                                 -------------------------------------

NET INCOME/(LOSS)                    $    7.4    $  (4.2)    $ (10.6)
                                 =====================================
Earnings per share:
Basic                                $   0.17
Diluted                              $   0.17


NATIONAL CINEMEDIA, INC.
Selected Balance Sheet Data
Unaudited ($ in millions)

                                              June 28,    December 28,
                                                2007          2006
Cash and cash equivalents                   $     12.1       $     6.7
Receivables, net                                  70.7            63.9
Property and Equipment, net                       14.3            12.6
Total Assets                                     445.7            90.0
Borrowings                                       768.0            10.0
Members' Equity                                      -             3.5
Stockholders' Equity/(Deficit)                  (559.2)              -


NATIONAL CINEMEDIA, INC. (Historical)
Operating Data
unaudited

                               Quarter  Quarter  Six Months Six Months
                                Ended    Ended     Ended      Ended
                               June 29, June 28, June 29,   June 28,
                                 2006     2007      2006       2007
                               -------- -------- ---------- ----------

Founding Member Screens at
 Period End(1)                   12,025   13,131     12,025     13,131

Total Screens at Period End(2)   13,095   14,137     13,095     14,137

Digital Screens at Period
 End(3)                          11,076   12,339     11,076     12,339

Founding Member Attendance for
 Period(4)
(in millions)                     133.9    137.7      252.6      268.0

Capital Expenditures (in
 millions)                         $1.1     $2.2       $2.4       $3.9

(1) Represents the total number of screens within our advertising network operated by NCM LLC's founding members. Excludes Loews screens for all periods presented.

(2) Represents the sum of founding member screens and network affiliate screens.

(3) Represents the total number of screens which are connected to the digital content network.

(4) Represents the total attendance within NCM LLC's advertising network in theatres operated by the founding members. Excludes Loews attendance for all periods presented.


NATIONAL CINEMEDIA, INC. (Pro Forma)
Quarterly Results of Operations
unaudited
(in millions, except advertising revenue per founding member attendee)

                              Quarter   Quarter  Six Months Six Months
                               Ended     Ended     Ended      Ended
                             June 29,  June 28,  June 29,   June 28,
                                2006      2007      2006       2007
                             --------- --------- ---------- ----------

Advertising Revenue              $68.1     $76.7     $106.4     $132.6
Total Revenue                     73.0      83.7      114.1      145.9
Operating Income                  36.6      44.0       46.0       66.9

Founding Member Attendance       133.9     137.7      252.6      268.0
Advertising Revenue /
 Founding Member Attendee        $0.50     $0.56      $0.41      $0.49

EBITDA                           $37.7     $45.3      $48.3      $69.3
Adjusted EBITDA                   39.0      46.7       51.4       72.4
Adjusted EBITDA Margin           53.4%     55.8%      45.1%      49.7%


NATIONAL CINEMEDIA, INC.
Pro Forma Statement of Operations
Quarter Ended June 29, 2006
($ in millions, except per share data)

                                                             Quarter
                                                               Ended
                       Quarter                              June 29,
                         Ended                                 2006
                       June 29,                             Pro Forma,
                         2006     Contractual  Transaction      As
                       Historical  Adjustments  Adjustments  Adjusted
                      ------------------------------------------------
Revenue:
  Advertising            $ 50.2       $ 17.9      $    -         $68.1
  Administrative fees
   - founding members       2.0         (2.0)          -             -
  Meetings and events       4.9            -           -           4.9
  Other                       -            -           -             -
                      ------------------------------------------------

    TOTAL REVENUE          57.1         15.9           -          73.0
                      ------------------------------------------------

Expenses:
  Advertising
   operating costs          2.4            -           -           2.4
  Meetings and events
   operating costs          2.1            -           -           2.1
  Network costs             3.9            -           -           3.9
  Circuit share
   costs/theatre
   access fees -
   founding members        34.4        (22.0)          -          12.4
  Selling and
   marketing costs          9.7            -           -           9.7
  Administrative costs      3.8            -         0.2           4.0
  Severance plan costs      0.8            -           -           0.8
  Depreciation and
   amortization             1.1            -           -           1.1
  Other                       -            -           -             -
                      ------------------------------------------------

    TOTAL EXPENSES         58.2        (22.0)        0.2          36.4
                      ------------------------------------------------

Operating
 Income/(Loss)             (1.1)        37.9        (0.2)         36.6
Interest expense, net       0.1            -        16.1          16.2
                      ------------------------------------------------
Income/(Loss) before
 income taxes and
 minority interest         (1.2)        37.9       (16.3)         20.4
Provision for income
 taxes                        -            -         8.1           8.1
Minority interest, net        -            -         7.7           7.7
                      ------------------------------------------------

NET INCOME/(LOSS)        $ (1.2)      $ 37.9      $(32.1)        $ 4.6
                      ================================================

Earnings per share:
Basic                                                            $0.11
Diluted                                                          $0.11


NATIONAL CINEMEDIA, INC.
Pro Forma Statement of Operations
Six Months Ended June 29, 2006
($ in millions, except per share data)

                                                            Six Months
                                                               Ended
                       Six Months                           June 29,
                          Ended                                2006
                       June 29,                             Pro Forma,
                          2006    Contractual  Transaction      As
                       Historical  Adjustments  Adjustments  Adjusted
                       -----------------------------------------------
Revenue:
  Advertising             $ 73.3       $ 33.1      $    -       $106.4
  Administrative fees
   - founding members        3.5         (3.5)          -            -
  Meetings and events        7.6            -           -          7.6
  Other                      0.1            -           -          0.1
                       -----------------------------------------------

    TOTAL REVENUE           84.5         29.6           -        114.1
                       -----------------------------------------------

Expenses:
  Advertising
   operating costs           3.8            -           -          3.8
  Meetings and events
   operating costs           3.1            -           -          3.1
  Network costs              7.0            -           -          7.0
  Circuit share
   costs/theatre
   access fees -
   founding members         50.6        (27.1)          -         23.5
  Selling and
   marketing costs          18.3            -           -         18.3
  Administrative costs       7.3            -         0.2          7.5
  Severance plan costs       2.6            -           -          2.6
  Depreciation and
   amortization              2.3            -           -          2.3
  Other                        -            -           -            -
                       -----------------------------------------------

    TOTAL EXPENSES          95.0        (27.1)        0.2         68.1
                       -----------------------------------------------

Operating
 Income/(Loss)             (10.5)        56.7        (0.2)        46.0
Interest expense, net        0.1            -        32.4         32.5
                       -----------------------------------------------
Income/(Loss) before
 income taxes and
 minority interest         (10.6)        56.7       (32.6)        13.5
Provision for income
 taxes                         -            -         5.4          5.4
Minority interest, net         -            -         6.4          6.4
                       -----------------------------------------------

NET INCOME/(LOSS)         $(10.6)      $ 56.7      $(44.4)      $  1.7
                       ===============================================

Earnings per share:
Basic                                                           $ 0.04
Diluted                                                         $ 0.04


NATIONAL CINEMEDIA, INC.
Pro Forma Statement of Operations
Six Months Ended June 28, 2007
($ in millions, except per share data)


                              Pre-IPO period    Post-IPO period
                                December 29,     February 13,
                                2006 through     2007 through
                                February 12,     June 28, 2007
                               2007 Historical     Historical
                              ----------------------------------------
Revenue:
  Advertising                      $    20.6        $     105.8
  Administrative fees -
   founding members                      0.1                  -
  Meetings and events                    2.9               10.3
  Other                                    -                0.1
                              ----------------------------------------

        TOTAL REVENUE                   23.6              116.2
                              ----------------------------------------

Expenses:
  Advertising operating costs            1.1                3.2
  Meetings and events
   operating costs                       1.4                5.7
  Network costs                          1.7                5.6
  Circuit share costs/theatre
   access fees - founding
   members                              14.4               17.5
  Selling and marketing costs            5.2               15.4
  Administrative costs                   2.8                7.9
  Severance plan costs                   0.4                1.0
  Depreciation and
   amortization                          0.7                1.8
  Other                                    -                0.8
                              ----------------------------------------

       TOTAL EXPENSES                   27.7               58.9
                              ----------------------------------------

Operating Income/(Loss)                 (4.1)              57.3
Interest expense, net                    0.1               24.5
                              ----------------------------------------
Income/(Loss) before income
 taxes and minority interest            (4.2)              32.8
Provision for income taxes                 -               13.2
Minority interest, net                     -               12.2
                              ----------------------------------------

NET INCOME/(LOSS)                  $    (4.2)       $       7.4
                              ========================================
Earnings per share:
Basic
Diluted

                                                         Six Months
                                                            Ended
                                                        June 28, 2007
                              Contractual  Transaction   Pro Forma,
                               Adjustments  Adjustments  As Adjusted
                              ---------------------------------------
Revenue:
  Advertising                       $ 6.2        $   -         $132.6
  Administrative fees -
   founding members                  (0.1)           -              -
  Meetings and events                   -            -           13.2
  Other                                 -            -            0.1
                              ---------------------------------------

        TOTAL REVENUE                 6.1            -          145.9
                              ---------------------------------------

Expenses:
  Advertising operating costs           -            -            4.3
  Meetings and events
   operating costs                      -            -            7.1
  Network costs                         -            -            7.3
  Circuit share costs/theatre
   access fees - founding
   members                           (7.7)           -           24.2
  Selling and marketing costs           -            -           20.6
  Administrative costs                  -          0.1           10.8
  Severance plan costs                  -            -            1.4
  Depreciation and
   amortization                         -            -            2.5
  Other                                 -            -            0.8
                              ---------------------------------------

        TOTAL EXPENSES               (7.7)         0.1           79.0
                              ---------------------------------------

Operating Income/(Loss)              13.8         (0.1)          66.9
Interest expense, net                   -          8.1           32.7
                              ---------------------------------------
Income/(Loss) before income
 taxes and minority interest         13.8         (8.2)          34.2
Provision for income taxes              -          0.7           13.9
Minority interest, net                  -          0.9           13.1
                              ---------------------------------------

NET INCOME/(LOSS)                   $13.8        $(9.8)        $  7.2
                              =======================================
Earnings per share:
Basic                                                          $ 0.17
Diluted                                                        $ 0.17


    Notes to the Pro Forma Consolidated Statements of Operations:

    1. Contractual adjustments represent the increase to advertising revenue to reflect the pro forma assignment from the founding members to NCM LLC of all legacy advertising contracts in accordance with the amended exhibitor services agreements, based on the actual revenue generated from those legacy contracts and the reversal of the related legacy contract administrative fees historically recorded by NCM LLC. Legacy advertising contracts are those contracts signed by RCM and NCN prior to the formation of NCM LLC. In addition, adjustments include the pro forma effect of the revenue from the sale of additional theatre advertising inventory to the founding members, in accordance with the exhibitor services agreements, in order for the founding members to fulfill their beverage concessionaire agreement on-screen advertising commitments. Contractual adjustments also include the change in circuit share payments pursuant to the exhibitor services agreements. Under the terms of the prior exhibitor service agreements with the founding members, the circuit share payments were based on varying percentages of advertising revenue. Under the modified exhibitor services agreements, the theatre access fee payments will initially be based on a per attendee and per digital screen calculation.

    2. Transaction adjustments represent interest expense, including amortization of deferred financing fees, over the term of the new senior secured credit facility of approximately $0.5 million per quarter or $1.9 million per year. Interest expense also includes the impact of an interest rate hedge agreement covering approximately 75% of the outstanding balance on the term loan. In addition, an adjustment to reflect minority interest expense is included, net of income tax expense/(benefit), resulting from the founding members' ownership of approximately 55.2% of the NCM LLC common membership units outstanding immediately after the offering. Transaction adjustments also include adjustments necessary to reflect federal and state income taxes on the income allocated from NCM LLC to NCM Inc., including amortization of the payable related to the tax sharing agreement of approximately $2.8 million per quarter or $11.3 million per year.

    3. Basic earnings per share is calculated on the assumption that the 42,000,000 shares sold in the offering are outstanding over the entire period. Diluted earnings per share is calculated assuming that the unit option shares, as converted and unvested shares of restricted stock are outstanding during periods corresponding to their original issuance date (after application of the treasury stock method). The convertible common membership units of the founding members (which aggregate 51,850,951 shares) are not included as they are antidilutive, due to inclusion in interest expense of non-cash amortization of the tax payable to founding members which is not deducted by the LLC.

    CONTACT: National CineMedia, Inc.
             Investor:
             Nikki Sacks, 800-844-0935
             investors@ncm.com
             or
             Media:
             Lauren Leff, 303-957-1709
             lauren.leff@ncm.com